EXHIBIT 16.1

July 13, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A, dated July 13, 2011, of MedClean Technologies, Inc. and we are in agreement with the statements regarding our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah